Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION, CONTACT:
December 16, 2025	David D. Brown
(276) 326-9000

First Community Bankshares, Inc. Announces Special Dividend

Bluefield, Virginia – First Community Bankshares, Inc. (NASDAQ: FCBC) (www.firstcommunitybank.com) (the “Company”) today reported its Board of Directors declared a special cash dividend to common shareholders of $1.00 per common share.

The Company’s capital management plan and philosophy require the maintenance of a strong capital base from which to grow and serve customers. If current earnings are not needed to increase the capital base to fund growth in core operations or other uses, the capital management plan directs those earnings be returned to shareholders through regular cash dividends and/or stock repurchases. To the extent current earnings exceed those capital uses, the Company may declare special dividends from time to time. The Company earned approximately $36.33 million in the first three quarters of 2025, from which it paid regular dividends of $17.02 million, and repurchased shares for $1.85 million.

The Board of Directors determined that the Company will have sufficient surplus capital to support anticipated growth opportunities and other needs after payment of the special dividend totaling approximately $18.32 million. This special cash dividend is expected to be payable on or about January 16, 2026, to shareholders of record on or about January 2, 2026, and may not be indicative of special cash dividend activity in the future.

Since July 1, 2013, the Company earned approximately $452 million, from which it paid regular dividends of $192 million, special dividends of $46 million, and repurchased 9.38 million shares for $234 million.